Exhibit (h)(6)(xv)

SCHEDULE A

FUND LIST

Dated: February 17, 2026

Ashmore Emerging Markets Corporate Income Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Equity Fund

Ashmore Emerging Markets Equity SMA Completion Fund1

Ashmore Emerging Markets Frontier Equity Fund

Ashmore Emerging Markets Active Equity Fund

Ashmore Emerging Markets Equity ESG Fund

Ashmore Emerging Markets Debt Fund

Ashmore Emerging Markets Equity ex China Fund

ASHMORE FUNDS		THE NORTHERN TRUST COMPANY

By:		By:
Name:	Matthew Butryman	Name:
Title:	Authorized Signatory	Title:	Vice President

[Schedule A to the Transfer Agency and Service Agreement]

[1]	Formerly Ashmore Emerging Markets Small-Cap Equity Fund